Exhibit 99.1

Exactech Announces Sale of Common Stock Resulting in $20.2 Million in Gross Proceeds

Reiterates 2008 guidance of revenues of $162-$169MM and diluted EPS of $.92-$.98

GAINESVILLE, Fla. – May 9, 2008 — Exactech Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it has entered into definitive agreements with certain institutional investors to sell 877,391 shares of its common stock at a price of $23.00 per share, resulting in gross proceeds of approximately $20.2 million and net proceeds of approximately $18.8 million after offering expenses and placement agency fees. Exactech offered the shares pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. The offering is expected to close on or before May 14, 2008 and is subject to certain closing conditions.

Exactech Chairman and CEO Bill Petty said, “We are pleased with the closing of these transactions. We believe this capital will build shareholder value by further enabling Exactech’s plans for growth”.

Chief Financial Officer Jody Phillips said, “The impact of this share issuance has already been factored into our financial targets and we reiterate our 2008 guidance of revenues of $162-$169MM and diluted EPS of $0.92-$0.98.”

The company expects to use the net proceeds from the sale of these securities for the payment of debt, and the remainder, if any, for general corporate purposes, including working capital, product development and capital expenditures.

Thomas Weisel Partners LLC and Canaccord Adams Inc. served as co-lead agents for the transaction. Robert W. Baird & Co. Incorporated and Noble Financial Capital Markets served as additional co-agents.

Copies of the final prospectus relating to this offering may be obtained from Thomas Weisel Partners LLC, One Montgomery Street, San Francisco, California 94104.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.